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                                                                 Exhibit 1.A.5.1




                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY

                                      RIDER

                    LONG TERM CARE EXTENDED INSURANCE BENEFIT


POLICY NUMBER                                  RIDER ISSUE DATE


NOTICE TO BUYER. THIS COVERAGE MAY NOT COVER ALL THE COSTS ASSOCIATED WITH LONG-TERM CARE INCURRED BY THE BUYER DURING THE PERIOD OF COVERAGE. THE BUYER IS ADVISED TO REVIEW ALL COVERAGE LIMITATIONS CAREFULLY.

THIS RIDER IS NOT A MEDICARE SUPPLEMENT POLICY. IF YOU ARE ELIGIBLE FOR MEDICARE, YOU SHOULD REVIEW THE GUIDE TO HEALTH INSURANCE FOR PEOPLE WITH MEDICARE AVAILABLE FROM YOUR AGENT. NEITHER THE COMPANY NOR ITS AGENTS REPRESENT MEDICARE, THE FEDERAL GOVERNMENT, OR ANY STATE GOVERNMENT.

THIRTY DAY RIGHT TO EXAMINE THIS RIDER: THIS RIDER, AT ANY TIME WITHIN THIRTY
(30) DAYS AFTER ITS RECEIPT BY THE OWNER, MAY BE RETURNED IN PERSON OR BY MAIL TO US OR TO THE AGENT THROUGH WHOM IT WAS BOUGHT IF HE OWNER IS NOT SATISFIED FOR ANY REASON. UPON SUCH RETURN, THE RIDER WILL BE DEEMED VOID AS OF ITS DATE OF ISSUE. WE WILL THEN CREDIT ANY CHARGES INCURRED TO PAY FOR THIS RIDER TO THE POLICY ACCOUNT VALUE.

CAUTION. THE ISSUANCE OF THIS LONG TERM CARE INSURANCE COVERAGE IS BASED ON THE RESPONSES PROVIDED TO THE QUESTIONS POSED IN THE SUPPLEMENTAL APPLICATION FOR LONG TERM CARE BENEFITS. A COPY OF THAT APPLICATION IS ATTACHED TO AND MADE A PART OF THE POLICY. IF ANY ANSWERS ARE INCORRECT OR UNTRUE, WE HAVE THE RIGHT TO DENY BENEFITS OR RESCIND THIS RIDER COVERAGE. IT IS BEST TO CLEAR UP ANY QUESTIONS BEFORE A CLAIM ARISES. IF, FOR ANY REASON, ANY OF THE ANSWERS ARE INCORRECT, PLEASE CONTACT US AT THE ADDRESS SHOWN ON THE POLICY COVER PAGE.

TAXATION. THIS RIDER IS INTENDED TO PROVIDE FEDERALLY QUALIFIED LONG TERM CARE INSURANCE COVERAGE UNDER SECTION 7702B OF THE INTERNAL REVENUE CODE, AS AMENDED, AND MAY QUALIFY YOU FOR FEDERAL AND STATE TAX BENEFITS. PLEASE CONSULT YOUR PERSONAL TAX ADVISOR TO DETERMINE THE TAX STATUS OF ANY PREMIUMS AND BENEFITS PAID UNDER THIS RIDER.

This Rider is attached to and made part of this Policy.

RENEWABILITY. This Rider is guaranteed renewable. It is issued in consideration of the application for this Rider and payment of rider charges, as shown in the Policy Schedule, as part of the Monthly Deductions. The Rider and a copy of the application for the Rider are attached to and made a part of the Policy.

All charges for this Rider will be waived following the end of the Elimination Period and our receipt of Proof of Eligibility for the Payment of Benefits. We will stop waiving charges for this Rider if the Insured is no longer Chronically Ill and payments under this Rider have not been incurred for one hundred eighty
(180) days.

BENEFITS PROVIDED. The Company will pay, subject to the terms of this Rider, Long Term Care Benefits following the full payment of the Acceleration Death Benefit provided for under the Long Term Care Acceleration Benefit Rider.

Subject to the terms, conditions, exclusions and limitations contained in this Rider, payments will be made to reimburse expenses incurred for Qualified Long Term Care Services provided in a Nursing Home Facility, in an Assisted Living Facility, by a Home Health Care Agency, by an Adult Day Care Center, for Bed Reservation and for Respite Care.

DEFINITIONS

ACTIVITIES OF DAILY LIVING. Activities of Daily Living are: Bathing, Continence, Dressing, Eating, Toileting, and Transferring.

   o Bathing means washing oneself by sponge bath, or in a tub or shower, including the task of getting into and out of the tub or shower.

   o Continence means the ability to maintain control of bowel and bladder function, or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for a catheter or colostomy bag).


Form R1102                                                              Page -1-

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   o  Dressing means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

   o Eating means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by a feeding tube or intravenously. Eating does not include preparing a meal.

   o Toileting means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

   o  Transferring means moving into or out of a bed, chair, or wheelchair.

CARE COORDINATOR. The Care Coordinator is a Licensed Health Care Practitioner designated by us to:

1. assess the Insured's need for Qualified Long Term Care Services;

2. certify that the Insured is Chronically Ill; and

3. assist in the preparation of a Plan of Care addressing the Insured's Chronic Illness.

CLAIM MONTH. The first claim month begins on the first day following the Elimination Period. Each subsequent Claim Month begins on the same day of the month as the first Claim Month.

INSURED. The Insured must be the same person covered under the Policy to which this Rider is attached.

LICENSED HEALTH CARE PRACTITIONER. A Licensed Health Care Practitioner is a medical doctor or doctor of osteopathy within the definition of Section 1861(r)(1) of the Social Security Act, a registered professional nurse, or a licensed social worker.

MEDICARE. "Medicare" refers to Title XVIII of the Social Security Act, as then constituted and any later amendments or substitutes thereof.

RIDER COVERAGE AMOUNT. The Initial Rider Coverage Amount is shown on the Policy Schedule. Policy changes such as increases in the Policy Face Amount may change the Rider Coverage Amount. New Policy Schedule pages will be issued and become a part of the Policy when the Rider Coverage Amount changes.

SEVERE COGNITIVE IMPAIRMENT. Severe Cognitive Impairment means the deterioration or loss of intellectual capacity that is:

1. comparable to (and includes) Alzheimer's Disease and similar forms of irreversible dementia; and

2. measured by clinical evidence and standardized tests which reliably measure impairment in:

   a. short-term or long-term memory;

   b. orientation to people, places, or time;

   c. deductive or abstract reasoning;.

SUBSTANTIAL ASSISTANCE: Substantial Assistance means Hands-on Assistance or Standby Assistance. Hands-on Assistance means the physical assistance of another person without which the individual would be unable to perform the Activity of Daily Living. Standby Assistance means the presence of another person within arm's reach of the individual that is necessary to prevent, by physical intervention, injury to the individual while he or she is performing an Activity of Daily Living.

SUBSTANTIAL SUPERVISION: Substantial Supervision means continual supervision (which may include cueing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect an individual with Severe Cognitive Impairment from threats to his or her health or safety (such as may result from wandering).

BENEFITS

ELIGIBILITY FOR BENEFIT PAYMENTS. A Care Coordinator must certify that the Insured is Chronically Ill for payments to be made under this Rider. For the purposes of this Rider, the Insured is Chronically Ill if he or she:

1. is unable to perform (without Substantial Assistance from another individual) at least two (2) Activities of Daily Living for a period of at least ninety
   (90) days due to a loss of functional capacity; or

2. requires Substantial Supervision by another person to protect the Insured from threats to health and safety due to his or her own Severe Cognitive Impairment.

MAXIMUM MONTHLY BENEFIT. The Maximum Monthly Benefit is the Rider Coverage Amount times the appropriate Inflation Adjustment Factor divided by the Minimum Months of Acceleration Benefits. These items are shown in the Policy Schedule.

LONG TERM CARE BENEFIT. For a given Claim Month, benefits for Qualified Long Term Care Services provided in a Nursing Home Facility, in an Assisted Living Facility, or by a Home Health Care Agency may not exceed the lesser of:

1. actual expenses incurred for Qualified Long Term Care Services provided in such facilities or by such agencies, or

2. the Maximum Monthly Benefit less the monthly payment made for Qualified Long Term Care Services provided in an Adult Day Care Center, for Bed Reservation and for Respite Care, as determined herein.

Monthly payment of Long Term Care Extended Insurance Benefits may continue until the sum of all payments equals the Lifetime Benefit Limit shown in the Policy Schedule. This Rider will terminate when payments under this Rider equal the Lifetime Benefit Limit.

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MAXIMUM ANNUAL BENEFIT FOR BED RESERVATION AND RESPITE CARE. For Bed Reservation
Benefit, this Rider provides for a Maximum Annual Benefit equal to the percentage of the Maximum Monthly Benefit shown on the Policy Schedule. For Respite Care Benefit, this Rider provides for a Maximum Annual Benefit equal to the percentage of the Maximum Monthly Benefit shown on the Policy Schedule.

BED RESERVATION BENEFIT. If a Chronically Ill Insured's stay in a Nursing Home or Assisted Care Living Facility is interrupted because of a hospitalization, the expenses incurred to reserve the Insured's bed will be payable as long as they are for Qualified Long Term Care Services. We will continue to pay the expenses incurred up to the Maximum Monthly Benefit times the Bed Reservation Benefit Percentage stated in the Policy Schedule in order to assure that a place will be available when the Insured returns to the same Nursing Home or Assisted Care Living Facility.

RESPITE CARE BENEFIT. Respite Care is short-term care which:

1. is needed in order to maintain the Insured's health and safety;

2. constitutes Qualified Long Term Care Services; and

3. provides temporary relief from caregiving duties by a member of the Insured's family or any other person who is the Insured's unpaid, primary caregiver.


For a given Claim Month, benefits for Bed Reservation and Respite Care may not exceed the lesser of:

1. actual expenses incurred for Bed Reservation and Respite Care;

2. the Maximum Monthly Benefit for Bed Reservation and Respite Care which equals the appropriate percentage of the Maximum Monthly Benefit stated in the Policy Schedule; and

3. the Maximum Annual Benefit less prior benefits paid in a given year for Bed Reservation and Respite Care.

MONTHLY BENEFIT FOR ADULT DAY CARE. For a given Claim Month, benefits for Qualified Long Term Care Services provided in an Adult Day Care Center may not exceed the lesser of:

1. actual expenses incurred for Qualified Long Term Care Services provided in an Adult Day Care Center, and

2. the Maximum Monthly Benefit times the Adult Day Care Percentage stated in the Policy Schedule.

OPTIONAL NONFORFEITURE BENEFIT. This Rider provides for an Optional Nonforfeiture Benefit that must be selected at the time the Rider is applied for. The election of the Optional Nonforfeiture Benefit is indicated on the Policy Schedule.

If on or after the third anniversary of the Rider Issue Date:

1. we receive a written request from the Policy Owner to terminate this Rider;

2. if the Policy has lapsed without value beginning after the third anniversary of the Rider Issue Date; or

3. the Rider would otherwise terminate because the Policy terminates; an Optional Nonforfeiture Benefit will be provided.

The Optional Nonforfeiture Benefit will be equal to the greater of:

1. the sum of the monthly charges incurred for this Rider from the Rider Issue Date; and

2. the Maximum Monthly Benefit for the Policy Year in which the lapse occurs.

The Optional Nonforfeiture Benefit will be payable, according to the terms of this Rider, to the Owner following the completion of benefits paid under the Long Term Care Acceleration Benefit Rider. However, if the Long Term Care Acceleration Benefit Rider has been terminated, then the Optional Nonforfeiture Benefit will be payable according to the terms of this Rider after an amount of time equal to the sum of the Elimination Period plus the Minimum Months of Acceleration Benefit.

The Optional Nonforfeiture Benefit is not otherwise available in cash and will not be included in the Death Benefit paid upon the death of the Insured.

If this Rider terminated prior to the third (3rd) anniversary of the Rider Issue Date, or on or after such anniversary because:

1. Death Benefits become payable upon the death of the Insured; or

2. Long Term Care Extended Insurance Benefits are no longer payable under this Rider;

This Rider will terminate without any Optional Nonforfeiture Benefit.

ELIMINATION PERIOD. The Elimination Period is the ninety (90) consecutive day period following the date the Care Coordinator has determined that the Insured first became Chronically Ill and began receiving Qualified Long Term Care Services. For reimbursement of Respite Care benefits, receipt of Qualified Long Term Care Services is not a condition for satisfying the Elimination Period.

Satisfaction of a new Elimination Period will be required if:

a. following payment of a Long Term Care Acceleration Benefit or Long Term Care Extended Insurance Benefit, the Insured is no longer Chronically Ill and payments are not incurred for a period of at least one hundred eighty (180) consecutive days; or

b. the Insured was not Chronically Ill for the full Elimination Period.


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QUALIFIED LONG TERM CARE SERVICES

Qualified Long Term Care Services are necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and Maintenance or Personal Care Services, which are:

1. required by a Chronically Ill individual; and

2. provided pursuant to a Plan of Care prescribed by a Licensed Health Care Practitioner.

MAINTENANCE OR PERSONAL CARE SERVICES. Maintenance or Personal Care Services means any care the primary purpose of which is the provision of needed assistance with any of the disabilities as a result of which the individual is a Chronically Ill individual (including the protection from threats to health and safety due to Severe Cognitive Impairment.

PLAN OF CARE. A Plan of Care is a written description of the Qualified Long Term Care Services appropriate to meet the needs of a Chronically Ill individual, which has been:

1. prescribed by a Licensed Health Care Practitioner;

2. signed by the Licensed Health Care Practitioner; and

3. approved by the Care Coordinator and us.

The Plan of Care will identify the type, frequency, and duration of Qualified Long Term Care Services needed.

NURSING HOME FACILITY. A Nursing Home Facility is a facility or a distinct part of a facility that is licensed or certified (if licensing or certification is required) in the jurisdiction in which it is operating to provide Skilled Nursing Care, Intermediate Care, or Custodial Care, or physical restoration services to assist patients to reach a degree of bodily function to permit self-care in Activities of Daily Living.

A Nursing Home Facility is not a hospital or institution operated mainly for the treatment and care of:

1. mental, nervous, psychotic, or psychoneurotic deficiencies or disorders;

2. alcoholism; or

3. drug addiction.

Mental or nervous disease or disorder generally denotes one of the following:

1. a disease of the brain with predominant behavioral symptoms;

2. a disease of the mind or personality, evidenced by abnormal behavior; or

3. a disorder of conduct evidenced by socially deviant behavior.

Mental or nervous disease or disorder includes psychosis, depression, schizophrenia, bipolar affective disorder, and those psychiatric illnesses listed in the Diagnostic and Statistical Manual for Mental Disorders of the American Psychiatric Association. Mental or nervous disease or disorder does not include Alzheimer's Disease, Parkinson's Disease, or other similar forms of senility or irreversible dementia.

Skilled Nursing Care means care providing Qualified Long Term Care Services that require the skill of professional personnel such as a Registered Nurse (RN) or a Licensed Practical Nurse (LPN). Skilled Nursing Care is care provided either directly by or under the supervision of the RN or LPN.

Intermediate Care is care providing Qualified Long Term Care Services that meet all of the following requirements:

1. Its primary function is to provide periodic professional nursing care;

2. It is performed under the orders of a physician; and

3. It is performed under the supervision of:

   a. A Registered Nurse;

   b. A Licensed Vocational Nurse;

   c. A Licensed Practical Nurse;

   d. A Physical Therapist;

   e. A Respiratory Therapist;

   f. A Registered Dietician; or

   g. A person licensed or certified to provide Intermediate Care services.

Custodial Care means care providing Qualified Long Term Care Services that are mainly for the purpose of meeting the Activities of Daily Living. Custodial Care may be provided by persons without professional skills or training. Such care is intended to:

1. maintain and support the Insured's existing level of health; and

2. preserve the Insured's health from further decline.

Custodial Care is not primarily for the Insured's own or family's convenience.

ASSISTED LIVING FACILITY. An Assisted Living Facility is a facility engaged primarily in providing ongoing care and related services to at least ten patients in one location. An Assisted Living Facility:

1. is licensed, if required by the jurisdiction in which it is operating, to provide such care;

2. provides 24-hour-a-day Qualified Long Term Care Services sufficient to support needs resulting from an inability to perform Activities of Daily Living or from a Severe Cognitive Impairment;

3. has employees on duty at all times who are trained and ready to provide that care;

4. provides three (3) meals a day, accommodating any special dietary needs;

5. has formal arrangements for the services of a Licensed Health Care Practitioner to furnish emergency medical care;



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6. has appropriate methods and procedures for handling and administering drugs and biologicals;

7. is not, other than incidentally, a home for the mentally retarded, the blind or the deaf, or a hotel or home for alcoholics or drug abusers; and

8. is not operated mainly for the treatment and care of mental, nervous, psychotic, or psychoneurotic deficiencies or disorders.

As used in this Rider, the term "emergency" refers to the sudden onset of an injury or sickness or an abrupt change in health status which requires immediate medical services, the lack of which presents risk of permanent damage to one's health.

HOME HEALTH CARE AGENCY. A Home Health Care Agency is an agency or organization which provides Home Health Care, and:

1. is supervised by one or more:

   a. Physicians;

   b. Registered Nurses; or

   c. Licensed Social Workers;

2. keeps clinical records on all patients; and

3. is licensed, certified, or approved by state or local laws as a Home Health Care Agency.

Home Health Care is a program of professional, paraprofessional, or skilled care for medical or non-medical Qualified Long Term Care Services provided through a Home Health Care Agency to a patient in his or her home.

Home Health Care may include any of the following services:

1. nursing services provided by a:

   a. Registered Nurse;

   b. Licensed Practical Nurse;

   c. Licensed Vocational Nurse; or

   d. Licensed Public Health Nurse;

2. physical therapy;

3. speech therapy; or

4. respiratory therapy.

Home Health Care also means medical or non-medical care provided to a Chronically Ill person in his or her home for the purpose of meeting the Activities of Daily Living. It may be rendered by persons without professional skills or training working under the supervision of a Home Health Care Agency. Such Home Health Care may include assisting with or in:

1. ambulation and exercise;

2. self-administered medications;

3. reporting changes in the Insured's condition and needs;

4. completing appropriate records;

5. Maintenance or Personal Care Services;

6. Homemaker Services or home health aide services;

7. other services needed to maintain or improve the Insured's functional ability.

Home Health Care does not include services provided to a patient while confined in a hospital, Nursing Home Facility, Assisted Living Facility, or any other facility which makes a charge for room and board.

Homemaker Services are Qualified Long Term Care Services that:

1. are provided by persons without professional skills or training, working under the supervision of a Home Health Care Agency; and

2. enable a person to remain in his or her home.

ADULT DAY CARE CENTER. An Adult Day Care Center is an organization that provides a program of Adult Day Care and is state licensed, if the state in which it is located licenses Adult Day Care Facilities. If the state does not license such facilities, the Adult Day Care Center must meet the following criteria:

1. It must be operated at least five (5) days a week for a minimum of eight (8) hours a day, and it may not be an overnight facility;

2. It must maintain a written record for each client that includes a Plan of Care and a record of all services provided;

3. It must have established procedures for obtaining appropriate aid in the event of a medical emergency;

4. It must maintain a client-to-staff ratio of no more than eight (8) to one
   (1); and

5. Its staff must include a full-time director and one (1) or more Registered Nurses in attendance at least four (4) hours a day during operating hours.

Adult Day Care is a program of Qualified Long Term Care Services for six (6) or more individuals during the day in a community group setting for the purpose of supporting Chronically Ill adults who can benefit from care in a group setting outside the home.

EXCLUSIONS.

Long Term Care Acceleration Benefits will not be paid:

1. For Qualified Long Term Care Services incurred before the date of issue of this Rider;

2. For Qualified Long Term Care Services that are reimbursable under Medicare or would be so reimbursable but for the application of a deductible or coinsurance amount;

3. For Qualified Long Term Care Services provided by a member of the Insured's immediate family, defined as the Insured's mother, father, sister, brother, child, step-child, spouse, or domestic partner;

4. For Qualified Long Term Care Services provided outside the United States and the Dominion of Canada;



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5. For Qualified Long Term Services payable under any of the following:
   government programs (except Medicaid), any state or federal workers' compensation laws, employer's liability, occupational disease laws, or motor vehicle no-fault laws;

6. If no charge for the Qualified Long Term Care Services is normally made in the absence of insurance;

7. For expenses for services or items available or paid under another long term care insurance or health insurance policy; or

8. If Chronic Illness results from:

   a. An intentionally self-inflicted injury or an attempted suicide;

   b. Alcoholism or drug addiction;

   c. Mental or nervous disorders (other than Alzheimer's Disease);

   d. Participation in a riot or insurrection;

   e. War or act of war, whether or not declared;

   f. Service in any armed forces; or

   g. Participation in any form of aviation other than as a fare-paying passenger.


EFFECT ON POLICY

UNINTENTIONAL LAPSE. This Rider is subject to the terms of the Grace Period provision of the Policy to which this Rider is attached. This Rider will terminate according to the provisions of the base policy.

However, we will not lapse or terminate this Rider prior to our provision of notice to both the Owner and any individual identified on the Supplemental Application for Long Term Care Benefits for receipt of notice of lapse or termination at the address provided on that application. Such notice will be provided by first class United States mail, postage prepaid, at least thirty
(30) days before the effective date of the lapse or termination, and not prior to the thirtieth (30th) day following the start of the Grace Period. We will deem such notice received on the fifth (5th) day following the date we mail notice.

REINSTATEMENT. If this Rider and the Policy to which it is attached terminate subject to the terms of the Grace Period provision of the Policy, and it can be shown that the Owner was Chronically Ill during the Grace Period, this Rider and the Policy to which it is attached may be reinstated. The standard of proof of Severe Cognitive Impairment or loss of functional capacity in determining whether the Owner meets the Chronic Illness criteria for reinstatement shall not be more stringent than those standards applied to the Insured for payment of benefits according to the terms of this Rider.

Such reinstatement must be requested within the first five months after the date of termination, and a premium payment of an amount sufficient to keep the Policy in force until the date of this request must be fully paid to effect reinstatement.

ADMINISTRATION OF BENEFIT PAYMENTS

ELECTION. To elect Long Term Care Extended Benefits, the Owner must complete an Application for Election of Long Term Care Benefits. We will provide this Application at the Owner's request. The Owner must provide us with the written consent of any assignee and any irrevocable beneficiaries. We may request that the contract accompany the Application to our Service Center.

PROOF OF ELIGIBILITY FOR THE PAYMENT OF BENEFITS. We must receive written proof satisfactory to us that the Insured is Chronically Ill. Such written proof must include a statement from the Care Coordinator certifying that the Insured is Chronically Ill. We must also receive a copy of the Plan of Care established to address the Insured's Chronic Illness, and documentation of unreimbursed expenses for Qualified Long Term Care Services provided in a Nursing Home Facility, an Assisted Living Facility, an Adult Day Care Center, by a Home Health Care Agency, as a Bed Reservation Charge or as Respite Care.

We have the right to have the Insured examined by a Licensed Health Care Practitioner of our own choice when and as often as we may reasonably require while payment of Long Term Care Extended Benefits is pending. Such examinations will be made at our expense.

PROOF OF CONTINUING ELIGIBILITY. We must receive documentation of continuing unreimbursed expenses for Qualified Long Term Care Services within ninety (90) days after the end of each month during which such services were received. If it was not reasonably possible to give us such documentation in the time required, Long Term Care Extended Benefits will be paid following the tender of such documentation as soon as reasonably possible, and we will not reduce or deny Long Term Care Extended Benefits on account of the delay. Unless the Owner is not legally capable, this documentation must always be given to us no later than one (1) year from the billing date of the unreimbursed costs.

In addition, at least once every twelve (12) months while Long Term Care Extended Benefits are being paid, we must receive written certification from the Care Coordinator that the Insured remains Chronically Ill.

APPEAL OF LONG TERM CARE EXTENDED BENEFIT ADMINISTRATION. We will inform the Owner in writing if payment of Long Term Care Extended Benefits is denied. The Owner will then have the right to appeal our decision by submitting a written statement to us.



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Such appeal should include:

1. A statement explaining why payment of Long Term Care Extended Benefits should not be denied;

2. Any additional information that may not have been considered in our review;
   and

3. Contact information for those in possession of pertinent information regarding services rendered to the Insured, including the names, addresses, and phone numbers of any facilities in which care or treatment was provided.

All requests for additional information will be made at our expense. Upon further evaluation, within sixty (60) days of receipt of the written appeal, we will either:

1. overturn the initial denial and pay Long Term Care Extended Benefits due; or

2. uphold the initial denial.

We will notify the Owner, or any individual authorized to act on the Owner's behalf, in writing of our appeal determination, and the factors bearing on that determination.

INCONTESTABILITY. We have the right to contest the validity of this Rider based on material misstatements in any application for the Policy or this Rider. During the first six (6) months following the Issue Date of this Rider, we may take this action only if the misstatement was material to the issuance of such Insured's coverage under this Rider. After the first six (6) months, but before the end of the first twenty-four (24) months, we may take this action only if the misstatement was material to both the issuance of this Rider and the condition for which benefits are being sought. After and Insured's coverage under this Rider has been in force for twenty-four (24) months, we can take this action only if we can show that such Insured knowingly and intentionally misrepresented relevant facts relating to his or her health. No benefits will be paid under this Rider if it is voided or cancelled.

CONSTRUCTION. This Rider shall be construed as being in compliance with Sections 4980C and 7702B of the Internal Revenue Code.

LEGAL REQUIREMENTS. If the Owner is required by law to elect Long Term Care Extended Benefits to meet the claims of creditors, whether in bankruptcy or otherwise, Long Term Care Extended Benefits will not be available.

If the Owner is required by a government agency to elect Long Term Care Extended Benefits to apply for, obtain, or keep a government benefit or entitlement, Long Term Care Extended Benefits will not be available.

TERMINATION. This Rider will terminate on the earliest of:

1. the date on which cumulative Long Term Care Extended Insurance Benefits paid under this Rider equal the Lifetime Benefit Limit;

2. the date of surrender or other termination of this Policy other than as a result of the complete payment of the death benefit through acceleration payments under the Long Term Care Acceleration Benefit Rider

3. the date of surrender or other termination of the Long Term Care Acceleration Benefit Rider, other than as a result of the complete payment of the death benefit through acceleration payments under such rider; or

4. the Policy Processing Day following our receipt of the Owner's written request to terminate this Rider;

unless the Owner has elected the Optional Nonforfeiture Benefit, in which case this Rider will not terminate prior to the full payment of the Optional Nonforfeiture Benefit.

When this Rider terminates:

1. all rights under this Rider shall cease; and

2. no further charges shall be incurred for this Rider; and

3. the Policy shall be considered separate and complete without this Rider.


Attached by the Company on the Rider Issue Date.

                                                                [Graphic]
                                                                President